SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549


FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 1, 2003



Weirton Steel Corporation
(Exact name of registrant as specified in its charter)



Delaware              1-10244               06-1075442
(State or other jurisdiction (Commission    (IRS Employer
of incorporation or           File Number)   Identification
organization)                                    No.)


400 Three Springs Drive
Weirton, West Virginia                  26062-4997
(Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code  (304) 797-2000




ITEM 5.  Other Events and Regulation FD Disclosure.

     On August 1,2003, the Registrant announced that its Board of Directors had named D. Leonard Wise as Chief Executive Officer and Mark E. Kaplan as President and Chief Financial Officer. The press release is attached hereto.


ATTACHMENT.




Contact: Gregg Warren, Director
     Corporate Communications
     and Government Relations
     (304) 797-2828

Date: August 1, 2003

FOR IMMEDIATE RELEASE

WEIRTON STEEL NAMES D.LEONARD WISE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER MARK E. KAPLAN ASSUMES PRESIDENCY

WEIRTON, W.VA. - Weirton Steel Corp.'s (OTCBB: WRTLQ) Board of Directors today named D. Leonard Wise Chief Executive Officer and Mark E. Kaplan President and Chief Financial Officer of the Company.

The appointments follow last month's announcement by John H. Walker that he would resign as President and Chief Executive Officer to pursue other business opportunities.

Wise, 68, a seasoned steel industry veteran, served as a Weirton Steel board member from 1998 to 2002. He has significant experience in tin mill products, Weirton Steel's chief product line.

Kaplan, 41, who began his career at Weirton Steel in 1995, has served for the past several years as senior vice president and chief financial officer as well as a company board member.

'Mr. Wise brings a wealth of experience to Weirton Steel. As a former member of our board of directors, he is fully familiar with our company and our challenges. In addition, he has a strong background in the bankruptcy reorganization process, something that will benefit Weirton Steel,' said Richard R. Burt, Chairman of the Board.

'Mr. Kaplan's service to the Company has been remarkable. In particular, he played a key role in the company's recent restructuring program-an endeavor that significantly reduced our debt and costs.'

Burt explained that Wise's strong steel industry management and operations background, combined with Kaplan's financial expertise, keeps the company on track to restructure.

Wise is best known for the turnaround of the Youngstown Sheet and Tube Plan at Indiana Harbor, Ind., after if merged with LTV Steel Corp., Cleveland.

'I sincerely appreciate the board's confidence and the opportunity to help the company. I am eager to work with all of our employees as we navigate through these difficult times. I'm sure with everybody's help and cooperation, we will reach the best possible outcome,' Wise said.

Wise also has been reappointed to Weirton Steel's Board of Directors. His executive management experience includes:

1994-1997: President and chief executive officer, Carolina Steel Corp., Greensboro, NC. The company produces steel frameworks for bridge railways and highways in addition to fabricated steel for commercial and industrial applications.

1988-1991: Board member, followed by vice president and then as chairman and chief executive officer, Wheeling-Pittsburgh Steel Corp., Wheeling, W.Va. Helped guide the company's reorganization and emergence from bankruptcy.

1986-1990: President and chief operating officer, Slater Industries, a specialty steel and metals producer, Toronto, Canada.

1986: President and board member, McLouth Steel Products, Trenton, Mich.

1972-1985: Ascended to president, flat rolled division, of LTV Steel Corp., Cleveland, after serving as tin mill superintendent and vice President and general manager of its specialty steel division.

1957-1971: Started as management trainee at Bethlehem Steel Corp., Sparrows Point, Md. Also employed at Jones & Laughlin steel Corp., Aliquippa, Pa., which later became LTV Steel Corp., Cleveland, and at Youngstown Sheet and Tube Co., Indiana Harbor, Ind.


Kaplan joined Weirton Steel as company controller. He eventually was named vice president of information technology and controller before being appointed senior vice president and chief financial officer.

'Mr. Kaplan's leadership led to the securing of a $225 million debtor-in-possession financial facility, a vital necessity to keep the Company operating during our reorganization process,' Burt noted. 'He also has enhanced the company's presence in the financial community by improving relationships and re-establishing its credibility.'

Burt explained that Kaplan was a key member of the management team that, while working jointly with the company's unions, restructured Weirton Steel from early 2001 through late 2002. The accomplishments included:

A $118 million reduction in principal and a $27 million interest savings annually through a public bond exchange.

A new $200 million line of credit resulting in a $35 million availability increase.

An innovative vendor investment of more than $40 million

A significant reduction in operating costs.


'Weirton Steel has its share of challenges. There is a tremendous amount of work ahead of us and I look forward to my expanded responsibilities and the opportunity to contribute to helping the company achieve its goals,' Kaplan noted.

'During my tenure at Weirton Steel, I've appreciated the dedication and unyielding determination of our employees. When an obstacle is blocking the progress of their company, they either go around it, over it or through it. We will continue working together to maintain a steel industry in the Upper Ohio Valley.'

Before joining Weirton Steel, Kaplan was a senior audit manager for a public accounting firm and was corporate controller for a worldwide technical service provider of computer applications. Both are Pittsburgh-based firms.

On May 19, Weirton Steel filed a voluntary petition to reorganize under Chapter 11 bankruptcy protection. The appointments of Wise and Kaplan are subject to bankruptcy court approval. Weirton Steel is the sixth largest U.S. integrated steel producer and employs 3,500.
























               SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIRTON STEEL CORPORATION


Dated: August 4, 2003
By:                                 /s/ William R. Kiefer
                                       William R. Kiefer
                                       General Counsel
                                       and Secretary